EXHIBIT 99.1


                                                                  [COMPANY LOGO]

FOR IMMEDIATE RELEASE

              MICROTEK MEDICAL HOLDINGS EXPECTS SECOND QUARTER 2005
                     REVENUES OF APPROXIMATELY $34.5 MILLION

        SECOND QUARTER REVENUES EXPECTED TO INCREASE MORE THAN 14 PERCENT
                            OVER PRIOR YEAR QUARTER

            SCHEDULES QUARTERLY EARNINGS RELEASE AND CONFERENCE CALL

ALPHARETTA, GA, July 8, 2005 - MICROTEK MEDICAL HOLDINGS, INC. (NASDAQ: MTMD) announced today that it expects to report net revenues for the quarter and six months ended June 30, 2005 of approximately $34.5 million and $68.2 million, respectively. The anticipated net revenues for the second quarter and first six months of 2005 represent increases of approximately $4.3 million, or 14.2 percent, and approximately $8.7 million, or 14.6 percent, over the second quarter and first six months of 2004, respectively.

The Company has not yet completed its accounting for the second quarter of 2005. The Company's expectations about what it will report for revenues for the second quarter and first six months of 2005 are tentative pending the completion of such accounting.

CONFERENCE CALL:
The Company's results of operations for the quarter ended June 30, 2005 are scheduled to be released on Thursday, August 4, 2005. A conference call will be conducted by Dan R. Lee, President and CEO, and Jerry Wilson, CFO, at 4:30 p.m. Eastern Time on August 4, 2005, and will be accessible to the public by calling 1-877-407-9210, Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, log on to: www.microtekmed.com

A conference call replay will be available through 11:59 p.m. Eastern Time on August 11, 2005 and can be accessed by calling 1-877-660-6853 or (international) 1-201-612-7415; for both reference conference call account #286, Conference ID # 160590.

ABOUT MICROTEK MEDICAL:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers ("OEM's") and private label arrangements. Microtek Medical's goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide. For further information, visit www.microtekmed.com.

I.For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Roger G. (Jerry) Wilson, CFO
John Mills, Investor Relations
Investorrelations@microtekmed.com